Exhibit 99.6

Consent of Lucid Capital Markets, LLC

September 29, 2026

Board of Directors

InMed Pharmaceuticals Inc.

885 West Georgia Street, Suite 1445

Vancouver, BC V6C 3E8, Canada

Re:	Registration Statement on Form S-4 of InMed Pharmaceuticals Inc.

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated May 18, 2026, to the Board of Directors of InMed Pharmaceuticals Inc. (“INM”) as Annex B to, and to the reference thereto under the headings “Prospectus Summary — Opinion of Lucid to the InMed Board,” “The Merger — Background of the Merger,” “The Merger — InMed’s Reasons for the Merger,” and “The Merger — Opinion of Lucid, InMed’s Financial Advisor, to the InMed Board of Directors” in the proxy statement/prospectus relating to the proposed merger involving INM and Mentari Therapeutics, Inc. (“Mentari”), which such proxy statement/prospectus forms a part of INM’s and Mentari’s Registration Statement on Form S-4 (the “Registration Statement”) to be filed on the date hereof, which this consent is filed as an exhibit thereto. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

LUCID CAPITAL MARKETS, LLC

LUCID CAPITAL MARKETS, LLC

570 Lexington Ave, 40th Floor

New York NY 10022